Exhibit 10.1

Raytech Holding Limited

Unit 609, 6/F, Nan Fung Commercial Centre

No. 19 Lam Lok Street, Kowloon Bay, Hong Kong

____________, 2026

[NAME OF THE INDEPENDENT DIRECTOR]

[ADDRESS OF THE INDEPENDENT DIRECTOR]

Re:	Director Offer Letter

Dear ____________,

Raytech Holding Limited, a British Virgin Islands company limited by shares (the “Company”), is pleased to offer you a position as a member of its Board of Directors (the “Board”). We believe your background and experience will be a significant asset to the Company and we look forward to your participation on the Board. Should you choose to accept this position as a member of the Board, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company.

1. Term. This Agreement is effective upon your acceptance and signature below. Your term as an independent director shall commence on the effective date of your appointment by the Board and continue subject to the provisions in Section 8 below or until your successor is duly elected and qualified. The position shall be up for re-election at the first annual meeting of shareholders of the Company following the date of this Agreement and, upon re-election, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render services as a member of the Board and/or the Board’s committees set forth on Schedule A attached hereto and perform the duties as provided in the charter of the Company and/or the charter of such committee (hereinafter your “Duties”). During the term of this Agreement, you shall attend and participate in such number of meetings of the Board and of the committee(s) of which you are a member as regularly or specially called. You may attend and participate at each such meeting via teleconference, video conference or in person. You shall consult with the other members of the Board and committee(s) as necessary via telephone, electronic mail or other forms of correspondence.

3. Compensation. As compensation for your services to the Company, you will receive compensation as set forth on Schedule B attached hereto (hereinafter, the “Compensation”) per year for serving on the Board during your term as a director, which shall be paid to you quarterly in arrears as determined by the Company. You shall be reimbursed for reasonable and approved expenses incurred by you in connection with the performance of your Duties.

4. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

5. Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company, in connection with your services to the Company pursuant to this Agreement, you hereby represent and agree as follows:

a. Definition. For purposes of this Agreement the term “Confidential Information” means:

i. Any information or material which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii. Any information which is related to the Company or its the business and is generally not known by non-Company personnel.

iii. Confidential Information includes, without limitation, regardless of the form in which the same is accessed, maintained or stored: the identity of the Company’s actual and prospective customers and, as applicable, their representatives; prior, current or future research or development activities of the Company; the products and services provided or offered by the Company to customers or potential customers and the manner in which such services are performed or to be performed; the product and/or service needs of actual or prospective customers; pricing and cost information; information concerning the development, engineering, design, specifications, acquisition or disposition of products and/or services of the Company; research, techniques, know-how, and data; programs, software and source codes; personnel information; vendor information; agreements; marketing plans and techniques, strategies, forecasts, and other trade secrets.

b. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

i. Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

ii. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii. Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

c. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies, to the Company upon the earliest of Company’s demand, termination of this Agreement, or your termination or Resignation, as defined in Section 8 herein.

d. Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement.

e. Ownership. You agree that Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

6. Non-Competition. You agree and undertake that you will not, so long as you are a member of the Board and for a period of 12 months following termination of this Agreement for whatever reason, directly or indirectly as owner, partner, joint venture, shareholder, employee, broker, agent principal, corporate officer, director, licensor or in any other capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities involving services or products which compete, directly or indirectly, with the services or products provided or proposed to be provided by the Company or its subsidiaries or affiliates; provided, however, that you may own securities of any public corporation which is engaged in such business but in an amount not to exceed at any one time, one percent of any class of stock or securities of such company, so long as you has no active role in the publicly owned company as director, employee, consultant or otherwise.

7. Non-Solicitation. So long as you are a member of the Board and for a period of 12 months thereafter, you shall not directly or indirectly solicit for employment any individual who was an employee of the Company during your tenure.

8. Termination and Resignation. Your membership on the Board or on a Board committee may be terminated for any or no reason by a vote of the shareholders holding at least a majority of the Company’s issued and outstanding shares entitled to vote. Your membership on the Board or on a Board committee shall be terminated if you have a disability, including any physical or mental impairment which, as reasonably determined by the Board, renders you unable to perform the essential functions of your position as a member on the Board, even with reasonable accommodation that does not impose an undue burden on the Company, or are prohibited by law from being so. You may also terminate your membership on the Board or on a committee for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of Resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

9. Governing Law. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of Hong Kong.

10. Dispute Resolution. Any dispute between the parties hereto respecting the meaning and intent of this Agreement or any of its terms and provisions shall be submitted to the Hong Kong International Arbitration Center.

11. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

12. Indemnification. The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your negligence or willful misconduct. The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

13. Not an Employment Agreement. This Agreement is not an employment agreement, and shall not be construed or interpreted to create any employment or right of employment between you and the Company.

14. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of the Company of any questions arising under this Agreement.

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The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

Raytech Holding Limited

By:
Name:	Tim Hoi Ching
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

By:
Name:

Schedule A

The Director is offered to serve on the following Board committee(s):

Committee	Title
Audit Committee
Nominating and Corporate Governance Committee
Compensation Committee

Schedule B

Compensation

During your term as a member of Board of Directors of the Company, you will receive annual cash compensation in the amount of $[•], payable quarterly.